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                                                                  RULE 424(B)(3)
                                                              FILE NO. 333-62081

                  PROSPECTUS SUPPLEMENT DATED OCTOBER 19, 1998
              TO PROXY STATEMENT/PROSPECTUS DATED OCTOBER 1, 1998

    This document supplements the information in the Proxy Statement/Prospectus sent to stockholders of IMNET Systems, Inc. in connection with the stockholders meeting scheduled for October 30, 1998 to vote on the merger of IMNET with a subsidiary of HBO & Company.

    On October 17, 1998, HBOC entered into an agreement providing for the acquisition of HBOC by McKesson Corporation in a merger. The merger agreement provides that each HBOC stockholder will receive 0.37 shares of McKeeson stock for each share of HBOC stock. The merger is subject to regulatory approval and approval by the stockholders of HBOC and McKesson, as well as other customary conditions. The merger is expected to close in the first quarter of 1999. McKesson stock is listed on The New York Stock Exchange under the symbol "MCK."